Exhibit 99.1

Mercantile Bank Corporation Announces Strong Fourth Quarter and

Full-Year 2022 Results

Substantial increase in net interest income, solid loan growth, and continuing strength in asset quality metrics highlight 2022

GRAND RAPIDS, Mich., January 17, 2023 – Mercantile Bank Corporation (NASDAQ: MBWM) ("Mercantile") reported net income of $21.8 million, or $1.37 per diluted share, for the fourth quarter of 2022, compared with net income of $11.6 million, or $0.74 per diluted share, for the respective prior-year period. For the full-year 2022, Mercantile reported net income of $61.1 million, or $3.85 per diluted share, compared with net income of $59.0 million, or $3.69 per diluted share, for the full-year 2021.

“The momentum generated during the first nine months of 2022 was sustained in the fourth quarter, resulting in another year of outstanding operating results,” said Robert B. Kaminski, Jr., President and Chief Executive Officer of Mercantile. “Our robust financial results during 2022 reflect a significantly higher level of net interest income, strong growth in commercial loans and residential mortgage loans, increases in treasury management fee income revenue streams, disciplined overhead cost management, solid capital levels, and ongoing strength in asset quality metrics. The increased net interest income, in large part reflecting an improved net interest margin, more than offset a substantial decline in mortgage banking income. Our team’s focus on meeting the banking needs of existing customers and cultivating new client relationships has been paramount to our financial success, and we look forward to continuing to serve as a trusted advisor and helping our customers navigate through the challenges associated with the current operating environment.”

Full-year highlights include:

●	Significant increase in net interest income depicting net interest margin expansion and loan growth
●	Noteworthy increases in treasury management fee income
●	Strong commercial loan and residential mortgage loan growth
●	Ongoing strength in commercial loan pipeline
●	Sustained low levels of nonperforming assets and loan charge-offs
●	Solid capital position
●	Announced first quarter 2023 regular cash dividend of $0.33 per common share, an increase of over 3 percent from the regular cash dividend paid during the fourth quarter of 2022

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $58.5 million during the fourth quarter of 2022, up $13.3 million, or 29.4 percent, from $45.2 million during the prior-year fourth quarter. Net interest income during the fourth quarter of 2022 was $50.6 million, up $18.1 million, or 55.7 percent, from $32.5 million during the respective 2021 period, primarily reflecting increased yields on earning assets and loan growth. Noninterest income totaled $7.8 million during the fourth quarter of 2022, down from $12.6 million during the fourth quarter of 2021 mainly due to decreased mortgage banking income, which more than offset increases in other fee income categories.

The net interest margin was 4.30 percent in the fourth quarter of 2022, up from 3.56 percent in the third quarter of 2022 and 2.74 percent in the prior-year fourth quarter. The yield on average earning assets was 4.95 percent during the fourth quarter of 2022, up from 4.04 percent during the third quarter of 2022 and 3.12 percent during the fourth quarter of 2021. The increased yield on average earning assets primarily resulted from a higher yield on loans; a change in earning asset mix, comprised of a decrease in lower-yielding interest-earning deposits and an increase in higher-yielding loans as a percentage of earning assets, along with increased yields on other interest-earning assets and securities, reflecting the increasing interest rate environment, also contributed to the higher yield on average earning assets. The yield on loans was 5.49 percent during the fourth quarter of 2022, up from 4.56 percent during the third quarter of 2022 and 4.07 percent during the prior-year fourth quarter mainly due to higher interest rates on variable-rate commercial loans stemming from the Federal Open Market Committee (“FOMC”) significantly raising the targeted federal funds rate in an effort to curb elevated inflation levels. The FOMC increased the targeted federal funds rate by 425 basis points during the period of March 2022 through December 2022. The increase in loan yield during the fourth quarter of 2022 compared to the respective 2021 period was achieved despite a significant reduction in Paycheck Protection Program (“PPP”) net loan fee accretion. As of December 31, 2022, approximately 65 percent of the commercial loan portfolio consisted of variable-rate loans.

The cost of funds was 0.65 percent in the fourth quarter of 2022, up from 0.48 percent in the third quarter of 2022 and 0.38 percent in the prior-year fourth quarter primarily due to higher costs of deposits and trust preferred securities, reflecting the impact of the rising interest rate environment. The issuance of subordinated notes totaling $90 million in December of 2021 and January of 2022 also contributed to the higher cost of funds in the fourth quarter of 2022 compared to respective 2021 period. Subordinated note issuance proceeds of $85.0 million were injected into Mercantile Bank as an increase to equity capital to support expected loan growth.

Total revenue was $190 million during 2022, up $10.0 million, or 5.6 percent, from 2021. Net interest income during 2022 was $158 million, up $34.2 million, or 27.6 percent, from $124 million during 2021 mainly due to an improved net interest margin and loan growth. Noninterest income totaled $32.1 million during 2022, down from $56.2 million during 2021 primarily due to lower levels of mortgage banking income and interest rate swap income. Growth in treasury management fee income categories and a bank owned life insurance claim partially offset the declines in these two revenue streams.

The net interest margin was 3.32 percent in 2022, up from 2.76 percent in 2021. The yield on average earning assets was 3.82 percent during 2022, up from 3.19 percent during 2021, mainly due to an increased yield on loans and the aforementioned change in earning asset mix. Higher yields on other interest-earning assets and securities, reflecting the increased interest rate environment, also contributed to the improved yield on earning assets. The loan yield was 4.50 percent during 2022, up from 4.06 percent during 2021, primarily reflecting the impact of the previously mentioned FOMC rate hikes, which more than offset a substantially lower level of PPP net loan fee accretion.

The cost of funds increased from 0.43 percent in 2021 to 0.50 percent in 2022 mainly due to higher costs of non-time deposits and trust preferred securities, reflecting the increased interest rate environment, along with the previously discussed issuance of subordinated notes.

A significant volume of excess on-balance sheet liquidity, which initially surfaced in the second quarter of 2020 in large part due to government stimulus programs related to the COVID-19 environment, negatively impacted the yield on average earning assets by 24 basis points and 46 basis points during 2022 and 2021, respectively, and the net interest margin by 19 basis points and 39 basis points during the respective periods. The excess funds, consisting almost entirely of low-yielding deposits with the Federal Reserve Bank of Chicago, were mainly a product of local deposit growth and PPP loan forgiveness activities.

Mercantile recorded a provision for credit losses of $3.1 million during the fourth quarter of 2022, compared to a negative provision expense of $3.4 million during the fourth quarter of 2021. During all of 2022 and 2021, Mercantile recorded provisions for credit losses of $6.6 million and negative $4.3 million, respectively. The provision expense recorded during the 2022 periods was necessitated by the net increase in required reserve levels stemming from changes to several environmental factors that largely reflected enhanced inherent risk within the commercial loan and residential mortgage loan portfolios, loan growth, and increased specific reserves for certain distressed loan relationships. A higher reserve for residential mortgage loans reflecting slower principal prepayment rates and the associated extended average life of the portfolio also impacted provision expense during 2022. Economic forecasts were relatively stable during 2022. The negative provision expense recorded during the 2021 periods mainly reflected reduced allocations attributable to improvement in both current and forecasted economic conditions and net loan recoveries in each period, which more than offset required reserve allocations necessitated by loan growth. Mercantile’s adoption of Accounting Standards Update No. 2016-13, Measurement of Credit Losses on Financial Instruments, on January 1, 2022, resulted in a $0.4 million one-time reduction to the allowance for credit losses.

Noninterest income during the fourth quarter of 2022 was $7.8 million, compared to $12.6 million during the respective 2021 period. Noninterest income during 2022 was $32.1 million, compared to $56.2 million during 2021. The lower levels of noninterest income primarily stemmed from decreased mortgage banking income, which more than offset growth in several fee income revenue streams, including service charges on accounts, credit and debit card income, and payroll servicing fees. Reduced interest rate swap income, reflecting lower transaction volume, contributed to the decreased level of noninterest income during 2022. Higher interest rates, lower refinance activity, a reduced sold percentage, and a decreased gain on sale rate negatively impacted mortgage banking income during 2022. Sustained strength in purchase mortgage originations during 2022 partially mitigated the impact of these factors. The residential mortgage loan sold percentage declined from approximately 68 percent during 2021 to about 35 percent during 2022, in large part reflecting customers’ preferences for adjustable-rate loans in the current interest rate environment and construction loans representing a higher percentage of overall mortgage loan production.

Noninterest expense totaled $28.5 million during the fourth quarter of 2022, compared to $33.3 million during the prior-year fourth quarter. Overhead costs during the fourth quarter of 2022 included a $1.0 million contribution to The Mercantile Bank Foundation (“Foundation”), while overhead costs during the fourth quarter of 2021 included expenses and a charitable contribution associated with the formation and initial funding of the Foundation totaling $4.0 million. Excluding these transactions, noninterest expense decreased $1.8 million, or 6.1 percent, in the fourth quarter of 2022 compared to the respective 2021 period. Noninterest expense during 2022 was $108 million, compared to $111 million during 2021. When excluding contributions to the Foundation, noninterest expense decreased $0.4 million in 2022 compared to 2021.

The lower levels of noninterest expense in the 2022 periods mainly resulted from decreased compensation-related costs, in large part reflecting higher residential mortgage loan deferred salary costs, reduced residential mortgage lender commissions and associated incentives, and lower stock-based compensation costs. The increased residential mortgage loan deferred salary costs reflected the outcome of an updated loan origination cost study and resulting higher allocated cost per loan, while the decreased residential mortgage lender commissions and associated incentives resulted from reduced loan production, in large part reflecting lower refinance activity. Regular salary costs, primarily reflecting annual merit pay increases and market adjustments, and bonus accruals were up in the 2022 periods. Data processing costs, mainly depicting higher transaction volume and software support costs, and other employee costs, consisting mainly of meals, training, travel, and mileage, also increased in the 2022 periods. The higher level of other employee costs primarily reflected the easing of Covid-19 pandemic-related restrictions.

Mr. Kaminski commented, “The significant increase in net interest income during 2022 in large part reflected an improved net interest margin and continued strong loan growth. We believe our balance sheet composition will allow for further net interest income expansion if the FOMC initiates additional interest rate hikes as currently expected. We are very pleased that the higher level of net interest income, an expanded loan portfolio, and increases in treasury management fee income more than offset the substantial decline in mortgage banking income resulting from higher residential mortgage loan interest rates and the related lower level of refinance activity. We remain focused on overhead cost control and are constantly reviewing our expense structure to identify opportunities to operate more efficiently, while continuing to provide outstanding customer service and offer market-leading products and services.”

Balance Sheet

As of December 31, 2022, total assets were $4.87 billion, down $385 million from December 31, 2021. Total loans increased $463 million, or 13.4 percent, during 2022, reflecting growth in core commercial loans (excluding PPP loans) and residential mortgage loans of $221 million and $283 million, respectively, which more than offset a reduction in PPP loans of $39.2 million.

Commercial loans decreased $11.5 million during the fourth quarter of 2022, while residential mortgage loans grew $49.5 million. The decrease in commercial loans primarily resulted from full payoffs and partial paydowns of certain larger relationships aggregating approximately $103 million. The payoffs stemmed from customers selling businesses and assets and refinancing debt with U.S. government agencies. Several borrowers also made unscheduled principal reductions and line of credit paydowns using excess cash flows generated within their operations.

As of December 31, 2022, unfunded commitments on commercial construction and development loans, which are expected to be funded over the next 12 to 18 months, and residential construction loans, which are anticipated to be largely funded over the next 12 months, totaled $197 million and $72.5 million, respectively.

Interest-earning deposits decreased $881 million during 2022 as excess overnight funds were used to fund loan growth, brokered deposit and Federal Home Loan Bank of Indianapolis advance maturities, and securities purchases. In addition, a customer’s withdrawal of a majority of funds that were deposited in late 2021 following the sale of a business, as well as other fund withdrawals by customers to make customary tax and bonus payments, contributed to the lower level of interest-earning deposits.

Ray Reitsma, President of Mercantile Bank, noted, “We are very pleased with the robust levels of commercial loan and residential mortgage loan growth during 2022, which were attained with an ongoing emphasis on prudent underwriting standards and risk-based pricing. The expansion of our commercial loan portfolio during the year was achieved despite payoffs of several larger relationships totaling nearly $222 million, reflecting clients’ sales of businesses and assets and refinancing debt with U.S. government agencies, with approximately $31 million of the payoffs being related to customers who were experiencing financial strains. Growth in commercial and industrial loans during the year provided members of our sales team with further opportunities to obtain local deposits and augment commercial banking-associated fee income through the marketing of treasury management products. We continue to be satisfied with the level of residential mortgage loan production, particularly when taking into consideration the impact of rising interest rates on the housing market and refinance activity. Based on our commercial loan pipeline and line availability on construction loans, we believe future loan funding levels will remain solid.”

Commercial and industrial loans and owner-occupied commercial real estate loans together represented approximately 58 percent of total commercial loans as of December 31, 2022, a level that has remained relatively consistent with prior periods and in line with our expectations.

Total deposits as of December 31, 2022, were $3.71 billion, down $370 million, or 9.1 percent, from December 31, 2021. Local deposits and brokered deposits decreased $346 million and $23.9 million, respectively, during 2022. The decline in local deposits primarily reflected the previously mentioned customer withdrawal of funds and customers’ routine tax and bonus payment levels. Wholesale funds were $308 million, or approximately 7 percent of total funds, at December 31, 2022, compared to $398 million, or approximately 9 percent of total funds, at December 31, 2021.

Asset Quality

Nonperforming assets totaled $7.7 million, or 0.2 percent of total assets, at December 31, 2022, compared to $1.4 million, or less than 0.1 percent of total assets, at September 30, 2022, and $2.5 million, or 0.1 percent of total assets, at December 31, 2021. The increase in nonperforming assets during the fourth quarter of 2022 substantially reflected the placing of one large commercial loan relationship, which was designated as a troubled debt restructuring in the second quarter of 2022, on nonaccrual during the quarter; this relationship accounted for approximately 73 percent of total nonperforming assets as of December 31, 2022.

During the fourth quarter of 2022, loan charge-offs totaled $0.1 million while recoveries of prior period loan charge-offs equaled $0.2 million, providing for net loan recoveries of $0.1 million, or an annualized 0.01 percent of average total loans. During the full-year 2022, loan charge-offs totaled $0.3 million while recoveries of prior period loan charge-offs equaled $1.0 million, providing for net loan recoveries of $0.7 million, or 0.02 percent of average total loans.

Mr. Reitsma commented, “We are very pleased that our asset quality metrics have remained strong amid the ongoing uncertain economic environment, which is a testament to our steadfast focus on proper underwriting and borrowers’ ability to effectively navigate through the myriad of operating challenges, including high levels of inflation, adverse labor market conditions, and continuing supply chain issues. The increase in nonperforming assets during the fourth quarter primarily resulted from the deterioration of one commercial loan relationship, which we believe is sufficiently reserved for in the allowance for credit losses, and is not reflective of a systemic decline in credit quality. We continue to experience low levels of nonperforming assets, past due loans, and loan charge-offs, and we did not possess any parcels of other real estate throughout 2022.”

Capital Position

Shareholders’ equity totaled $441 million as of December 31, 2022, down from $457 million at year-end 2021 mainly due to a $61.6 million increase in the after-tax net unrealized holding loss on securities available for sale resulting from higher market interest rates. Mercantile Bank’s capital position remains “well-capitalized” with a total risk-based capital ratio of 13.7 percent as of December 31, 2022, compared to 13.6 percent at December 31, 2021. At December 31, 2022, Mercantile Bank had approximately $166 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 15,994,884 total shares outstanding at December 31, 2022.

Mr. Kaminski concluded, “Our sustained strong financial condition during 2022 enabled us to continue our regular quarterly cash dividend program and reward shareholders with meaningful cash returns. We were pleased to announce earlier today that our Board of Directors declared an increased first quarter 2023 regular cash dividend. Our commitment to functioning as a steady and profitable company is unwavering, and we believe our solid capital levels, asset quality metrics, and operating results have positioned us well to effectively meet any future challenges. We remain focused on growing our loan portfolio in a cautious and disciplined manner and will not relax underwriting standards to gain market share.”

Investor Presentation

Mercantile has prepared presentation materials that management intends to use during its previously announced fourth quarter 2022 conference call on Tuesday, January 17, 2023, at 10:00 a.m. Eastern Time, and from time to time thereafter in presentations about the Company’s operations and performance. These materials have been furnished to the U.S. Securities and Exchange Commission concurrently with this press release, and are also available on Mercantile’s website at www.mercbank.com.

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank.  Mercantile provides banking services to businesses, individuals and governmental units, and differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has assets of approximately $4.9 billion and operates 46 banking offices. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.” For more information about Mercantile, visit www.mercbank.com, and follow us on Facebook, Instagram and Twitter @MercBank and on LinkedIn at www.linkedin.com/company/merc-bank.

Forward-Looking Statements

This news release contains statements or information that may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar references to future periods. Any such statements are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; increasing rates of inflation and slower growth rates; significant declines in the value of commercial real estate; market volatility; demand for products and services; climate impacts; labor markets; the degree of competition by traditional and nontraditional financial services companies; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; potential cyber-attacks, information security breaches and other criminal activities; litigation liabilities; governmental and regulatory policy changes; the outcomes of existing or future contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; damage to our reputation resulting from adverse publicity, regulatory actions, litigation, operational failures, and the failure to meet client expectations and other facts; changes in the method of determining Libor and the phase-out of Libor; changes in the national and local economies, including the ongoing disruptions to supply chain and financial markets caused by the COVID-19 pandemic and unstable political and economic environments; and other factors, including those expressed as risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise. Investors are cautioned not to place undue reliance on any forward-looking statements contained herein.

FOR FURTHER INFORMATION:

Robert B. Kaminski, Jr. President and CEO 616-726-1502 rkaminski@mercbank.com	Charles Christmas Executive Vice President and CFO 616-726-1202 cchristmas@mercbank.com

MERCANTILE BANK CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)

	DECEMBER 31,	DECEMBER 31,	DECEMBER 31,
	2022	2021	2020
ASSETS
Cash and due from banks	$61,894,000	$59,405,000	$62,832,000
Interest-earning deposits	34,878,000	915,755,000	563,174,000
Total cash and cash equivalents	96,772,000	975,160,000	626,006,000

Securities available for sale	602,936,000	592,743,000	387,347,000
Federal Home Loan Bank stock	17,721,000	18,002,000	18,002,000
Mortgage loans held for sale	3,565,000	16,117,000	22,888,000

Loans	3,916,619,000	3,453,459,000	3,193,470,000
Allowance for credit losses	(42,246,000)	(35,363,000)	(37,967,000)
Loans, net	3,874,373,000	3,418,096,000	3,155,503,000

Premises and equipment, net	51,476,000	57,298,000	58,959,000
Bank owned life insurance	80,727,000	75,242,000	72,131,000
Goodwill	49,473,000	49,473,000	49,473,000
Core deposit intangible, net	583,000	1,351,000	2,436,000
Other assets	94,993,000	54,267,000	44,599,000

Total assets	$4,872,619,000	$5,257,749,000	$4,437,344,000

LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
Noninterest-bearing	$1,604,750,000	$1,677,952,000	$1,433,403,000
Interest-bearing	2,108,061,000	2,405,241,000	1,978,150,000
Total deposits	3,712,811,000	4,083,193,000	3,411,553,000

Securities sold under agreements to repurchase	194,340,000	197,463,000	118,365,000
Federal Home Loan Bank advances	308,263,000	374,000,000	394,000,000
Subordinated debentures	48,958,000	48,244,000	47,563,000
Subordinated notes	88,628,000	73,646,000	0
Accrued interest and other liabilities	78,211,000	24,644,000	24,309,000
Total liabilities	4,431,211,000	4,801,190,000	3,995,790,000

SHAREHOLDERS' EQUITY
Common stock	290,436,000	285,752,000	302,029,000
Retained earnings	216,313,000	174,536,000	134,039,000
Accumulated other comprehensive income/(loss)	(65,341,000)	(3,729,000)	5,486,000
Total shareholders' equity	441,408,000	456,559,000	441,554,000

Total liabilities and shareholders' equity	$4,872,619,000	$5,257,749,000	$4,437,344,000

MERCANTILE BANK CORPORATION
CONSOLIDATED REPORTS OF INCOME
(Unaudited)

	THREE MONTHS ENDED	THREE MONTHS ENDED	TWELVE MONTHS ENDED	TWELVE MONTHS ENDED
	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
INTEREST INCOME
Loans, including fees	$53,787,000	$34,617,000	$166,848,000	$135,048,000
Investment securities	2,841,000	2,139,000	10,337,000	7,513,000
Other interest-earning assets	1,650,000	290,000	4,654,000	933,000
Total interest income	58,278,000	37,046,000	181,839,000	143,494,000

INTEREST EXPENSE
Deposits	4,040,000	1,867,000	10,037,000	9,114,000
Short-term borrowings	141,000	47,000	294,000	170,000
Federal Home Loan Bank advances	1,595,000	2,028,000	7,125,000	8,177,000
Other borrowed money	1,845,000	570,000	6,139,000	1,971,000
Total interest expense	7,621,000	4,512,000	23,595,000	19,432,000

Net interest income	50,657,000	32,534,000	158,244,000	124,062,000

Provision for credit losses	3,050,000	(3,400,000)	6,550,000	(4,300,000)

Net interest income after provision for credit losses	47,607,000	35,934,000	151,694,000	128,362,000

NONINTEREST INCOME
Service charges on accounts	1,463,000	1,391,000	5,952,000	5,078,000
Mortgage banking income	1,673,000	6,910,000	8,664,000	29,959,000
Credit and debit card income	2,115,000	1,972,000	8,216,000	7,516,000
Interest rate swap income	1,141,000	776,000	3,488,000	6,862,000
Payroll services	543,000	442,000	2,178,000	1,815,000
Earnings on bank owned life insurance	368,000	292,000	1,678,000	1,164,000
Gain on sale of branch	0	0	0	1,058,000
Other income	502,000	849,000	1,901,000	2,768,000
Total noninterest income	7,805,000	12,632,000	32,077,000	56,220,000

NONINTEREST EXPENSE
Salaries and benefits	17,282,000	19,193,000	65,124,000	66,447,000
Occupancy	2,194,000	2,067,000	8,362,000	8,088,000
Furniture and equipment	792,000	934,000	3,614,000	3,654,000
Data processing costs	3,156,000	2,966,000	12,359,000	11,104,000
Charitable foundation contributions	1,005,000	4,020,000	1,514,000	4,020,000
Other expense	4,112,000	4,167,000	17,008,000	17,553,000
Total noninterest expense	28,541,000	33,347,000	107,981,000	110,866,000

Income before federal income tax expense	26,871,000	15,219,000	75,790,000	73,716,000

Federal income tax expense	5,068,000	3,580,000	14,727,000	14,695,000

Net Income	$21,803,000	$11,639,000	$61,063,000	$59,021,000

Basic earnings per share	$1.37	$0.74	$3.85	$3.69
Diluted earnings per share	$1.37	$0.74	$3.85	$3.69

Average basic shares outstanding	15,887,983	15,696,204	15,859,889	15,986,857
Average diluted shares outstanding	15,887,983	15,696,451	15,859,901	15,987,303

MERCANTILE BANK CORPORATION
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	Quarterly					Year-To-Date
(dollars in thousands except per share data)	2022	2022	2022	2022	2021
	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	2022	2021
EARNINGS
Net interest income	$50,657	42,376	34,326	30,885	32,534	158,244	124,062
Provision for credit losses	$3,050	2,900	500	100	(3,400)	6,550	(4,300)
Noninterest income	$7,805	7,253	7,741	9,277	12,632	32,077	56,220
Noninterest expense	$28,541	26,756	26,942	25,742	33,347	107,981	110,866
Net income before federal income tax expense	$26,871	19,973	14,625	14,320	15,219	75,790	73,716
Net income	$21,803	16,030	11,737	11,492	11,639	61,063	59,021
Basic earnings per share	$1.37	1.01	0.74	0.73	0.74	3.85	3.69
Diluted earnings per share	$1.37	1.01	0.74	0.73	0.74	3.85	3.69
Average basic shares outstanding	15,887,983	15,861,551	15,848,681	15,840,801	15,696,204	15,859,889	15,986,857
Average diluted shares outstanding	15,887,983	15,861,551	15,848,681	15,841,037	15,696,451	15,859,901	15,987,303

PERFORMANCE RATIOS
Return on average assets	1.75%	1.27%	0.93%	0.90%	0.92%	1.21%	1.23%
Return on average equity	20.26%	14.79%	10.98%	10.36%	10.15%	14.07%	13.11%
Net interest margin (fully tax-equivalent)	4.30%	3.56%	2.88%	2.57%	2.74%	3.32%	2.76%
Efficiency ratio	48.82%	53.91%	64.05%	64.10%	73.83%	56.74%	61.50%
Full-time equivalent employees	630	635	651	630	627	630	627

YIELD ON ASSETS / COST OF FUNDS
Yield on loans	5.49%	4.56%	3.97%	3.87%	4.07%	4.50%	4.06%
Yield on securities	1.91%	1.79%	1.68%	1.52%	1.46%	1.72%	1.51%
Yield on other interest-earning assets	3.60%	2.15%	0.76%	0.19%	0.15%	1.05%	0.14%
Yield on total earning assets	4.95%	4.04%	3.32%	2.99%	3.12%	3.82%	3.19%
Yield on total assets	4.68%	3.80%	3.13%	2.82%	2.94%	3.60%	2.99%
Cost of deposits	0.42%	0.24%	0.19%	0.19%	0.19%	0.26%	0.24%
Cost of borrowed funds	2.13%	1.99%	1.90%	1.82%	1.66%	1.96%	1.71%
Cost of interest-bearing liabilities	1.10%	0.81%	0.72%	0.66%	0.63%	0.82%	0.72%
Cost of funds (total earning assets)	0.65%	0.48%	0.44%	0.42%	0.38%	0.50%	0.43%
Cost of funds (total assets)	0.61%	0.45%	0.41%	0.39%	0.36%	0.47%	0.40%

MORTGAGE BANKING ACTIVITY
Total mortgage loans originated	$90,794	163,902	190,896	168,187	210,228	613,779	952,239
Purchase mortgage loans originated	$79,604	140,898	157,423	101,409	124,557	479,334	494,197
Refinance mortgage loans originated	$11,190	23,004	33,473	66,778	85,671	134,445	458,042
Total saleable mortgage loans	$29,948	59,740	52,328	75,747	129,546	217,763	643,535
Income on sale of mortgage loans	$1,401	1,779	1,751	3,204	6,850	8,135	30,381

CAPITAL
Tangible equity to tangible assets	8.12%	7.37%	7.56%	7.53%	7.79%	8.12%	7.79%
Tier 1 leverage capital ratio	10.09%	9.63%	9.31%	9.04%	9.19%	10.09%	9.19%
Common equity risk-based capital ratio	10.08%	9.80%	9.84%	10.02%	10.12%	10.08%	10.12%
Tier 1 risk-based capital ratio	11.12%	10.84%	10.91%	11.13%	11.26%	11.12%	11.26%
Total risk-based capital ratio	14.00%	13.69%	13.78%	14.09%	13.95%	14.00%	13.95%
Tier 1 capital	$503,855	485,499	473,065	464,396	456,133	503,855	456,133
Tier 1 plus tier 2 capital	$634,729	613,161	597,495	587,976	565,143	634,729	565,143
Total risk-weighted assets	$4,533,091	4,479,176	4,337,040	4,173,590	4,051,253	4,533,091	4,051,253
Book value per common share	$27.60	26.24	27.05	27.55	28.82	27.60	28.82
Tangible book value per common share	$24.47	23.07	23.87	24.36	25.61	24.47	25.61
Cash dividend per common share	$0.32	0.32	0.31	0.31	0.30	1.26	1.18

ASSET QUALITY
Gross loan charge-offs	$72	0	15	205	179	292	1,044
Recoveries	$149	246	336	294	1,519	1,025	2,740
Net loan charge-offs (recoveries)	$(77)	(246)	(321)	(89)	(1,340)	(733)	(1,696)
Net loan charge-offs to average loans	(0.01%)	(0.03%)	(0.04%)	(0.01%)	(0.16%)	(0.02%)	(0.05%)
Allowance for credit losses	$42,246	39,120	35,974	35,153	35,363	42,246	35,363
Allowance to loans	1.08%	1.01%	0.97%	0.99%	1.02%	1.08%	1.02%
Nonperforming loans	$7,728	1,416	1,787	1,612	2,468	7,728	2,468
Other real estate/repossessed assets	$0	0	0	0	0	0	0
Nonperforming loans to total loans	0.20%	0.04%	0.05%	0.05%	0.07%	0.20%	0.07%
Nonperforming assets to total assets	0.16%	0.03%	0.04%	0.03%	0.05%	0.16%	0.05%

NONPERFORMING ASSETS - COMPOSITION
Residential real estate:
Land development	$29	30	30	31	32	29	32
Construction	$124	0	0	0	0	124	0
Owner occupied / rental	$1,304	1,138	1,508	1,579	1,768	1,304	1,768
Commercial real estate:
Land development	$0	0	0	0	0	0	0
Construction	$0	0	0	0	0	0	0
Owner occupied	$248	0	0	0	0	248	0
Non-owner occupied	$0	0	0	0	0	0	0
Non-real estate:
Commercial assets	$6,023	248	248	0	662	6,023	662
Consumer assets	$0	0	1	2	6	0	6
Total nonperforming assets	$7,728	1,416	1,787	1,612	2,468	7,728	2,468

NONPERFORMING ASSETS - RECON
Beginning balance	$1,416	1,787	1,612	2,468	2,877	2,468	4,085
Additions	$6,368	0	309	93	218	6,770	1,217
Return to performing status	$0	(160)	0	(213)	0	(373)	(165)
Principal payments	$(56)	(211)	(134)	(641)	(377)	(1,042)	(1,711)
Sale proceeds	$0	0	0	0	(111)	0	(397)
Loan charge-offs	$0	0	0	(95)	(139)	(95)	(227)
Valuation write-downs	$0	0	0	0	0	0	(334)
Ending balance	$7,728	1,416	1,787	1,612	2,468	7,728	2,468

LOAN PORTFOLIO COMPOSITION
Commercial:
Commercial & industrial	$1,185,083	1,213,630	1,187,650	1,153,814	1,137,419	1,185,083	1,137,419
Land development & construction	$61,873	60,970	57,808	52,693	43,240	61,873	43,240
Owner occupied comm'l R/E	$639,192	643,577	598,593	582,732	565,758	639,192	565,758
Non-owner occupied comm'l R/E	$1,033,735	1,002,638	1,003,118	1,007,361	1,027,415	1,033,735	1,027,415
Multi-family & residential rental	$211,948	224,247	224,591	207,962	176,593	211,948	176,593
Total commercial	$3,131,831	3,145,062	3,071,760	3,004,562	2,950,425	3,131,831	2,950,425
Retail:
1-4 family mortgages & home equity	$755,035	705,442	623,599	522,556	442,546	755,035	442,546
Other consumer	$29,753	30,454	28,441	28,672	60,488	29,753	60,488
Total retail	$784,788	735,896	652,040	551,228	503,034	784,788	503,034
Total loans	$3,916,619	3,880,958	3,723,800	3,555,790	3,453,459	3,916,619	3,453,459

END OF PERIOD BALANCES
Loans	$3,916,619	3,880,958	3,723,800	3,555,790	3,453,459	3,916,619	3,453,459
Securities	$620,657	600,720	621,359	623,382	610,745	620,657	610,745
Other interest-earning assets	$34,878	220,909	389,938	698,724	915,755	34,878	915,755
Total earning assets (before allowance)	$4,572,154	4,702,587	4,735,097	4,877,896	4,979,959	4,572,154	4,979,959
Total assets	$4,872,619	5,016,934	5,058,555	5,175,899	5,257,749	4,872,619	5,257,749
Noninterest-bearing deposits	$1,604,750	1,716,904	1,740,432	1,686,203	1,677,952	1,604,750	1,677,952
Interest-bearing deposits	$2,108,061	2,129,181	2,133,461	2,290,048	2,405,241	2,108,061	2,405,241
Total deposits	$3,712,811	3,846,085	3,873,893	3,976,251	4,083,193	3,712,811	4,083,193
Total borrowed funds	$641,295	675,332	703,809	724,578	694,588	641,295	694,588
Total interest-bearing liabilities	$2,749,356	2,804,513	2,837,270	3,014,626	3,099,829	2,749,356	3,099,829
Shareholders' equity	$441,408	416,261	428,983	436,471	456,559	441,408	456,559

AVERAGE BALANCES
Loans	$3,887,967	3,814,338	3,633,587	3,484,511	3,373,551	3,706,505	3,324,612
Securities	$606,390	618,043	615,733	613,317	600,852	613,365	513,468
Other interest-earning assets	$179,507	294,969	530,571	784,193	738,328	445,236	671,351
Total earning assets (before allowance)	$4,673,864	4,727,350	4,779,891	4,882,021	4,712,731	4,765,106	4,509,431
Total assets	$4,949,868	5,025,998	5,077,458	5,168,562	5,010,786	5,054,792	4,801,134
Noninterest-bearing deposits	$1,722,632	1,723,609	1,706,349	1,625,453	1,708,052	1,694,857	1,620,480
Interest-bearing deposits	$2,077,547	2,144,047	2,201,797	2,364,437	2,194,644	2,196,026	2,106,070
Total deposits	$3,800,179	3,867,656	3,908,146	3,989,890	3,902,696	3,890,883	3,726,550
Total borrowed funds	$667,864	689,091	705,774	707,478	632,036	692,434	604,414
Total interest-bearing liabilities	$2,745,411	2,833,138	2,907,571	3,071,915	2,826,680	2,888,460	2,710,484
Shareholders' equity	$426,897	430,093	428,873	449,863	455,084	433,858	450,171